Exhibit 99

Alfred Drewes Appointed to Meredith Board of Directors

DES MOINES, Iowa, May 14 /PRNewswire-FirstCall/ -- Meredith Corporation (NYSE: MDP) announced today that the Meredith Corporation Board of Directors has appointed Alfred H. Drewes to the Company's Board, effective immediately.

Drewes will stand for election as a Class I Director at the Company's Annual Shareholders Meeting in November. If elected, he will serve out the term of current Director Robert E. Lee, 72, who will retire from the Board in November after 25 years of service.

Drewes, 51, has served the last six years as Chief Financial Officer of The Pepsi Bottling Group, Inc. (NYSE: PBG). Prior to joining PBG he spent 19 years with PepsiCo, Inc. in senior finance and operating roles in the U.S. and International beverage operations.

Drewes holds a Masters of Business Administration degree from the Columbia University Graduate School of Business. He also holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst.

"Al has an outstanding background in both finance and management," said Meredith Board of Directors Chairman William T. Kerr." We look forward to the insight and counsel he will provide as a Board member."

ABOUT MEREDITH CORPORATION
Meredith (http://www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group features 25 subscription magazines -- including Better Homes and Gardens, Ladies' Home Journal, Family Circle, Parents, American Baby, Fitness, and More -- and publishes over 200 special interest publications under approximately 80 titles. Meredith owns 14 television stations, including properties in top-25 markets Atlanta, Phoenix, and Portland.

Meredith has more than 400 books in print and has established marketing relationships with some of America's leading companies. Meredith's consumer database, which contains more than 85 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes more than 30 web sites and broadband channels. Meredith Hispanic Ventures publishes five Spanish-language titles, making Meredith the leading publisher serving Hispanic women in the United States.

SOURCE Meredith Corporation

CONTACT:
Shareholder and Financial Analyst,
Suku Radia,
Chief Financial Officer,
+1-515-284-3603,
suku.radia@meredith.com,

or Media,
Art Slusark,
Vice President - Corporate Communications,
+1-515-284-3404,
art.slusark@meredith.com,

both of Meredith Corporation
Web site: http://www.meredith.com